Exhibit 10.1

May 17, 2005

Paul Deeley
5 Peggy Drive
Southborough, MA 01772

Dear Paul,

On behalf of NMS Communications, we are pleased to offer you a position as Vice President and Corporate Controller reporting to D'Anne Hurd located in our Framingham office. Your base compensation will be paid at the gross rate of $6,730.77 per pay period which on an annual basis is $175,000.

Additionally, you are eligible to participate in the Management bonus program for the year 2005 at 40% of your pro-rated annual base salary. The details of the bonus program will be discussed between you and your manager.

In addition to the above compensation, you will be entitled to participate in the Company Stock Option Program at the level of 25,000 shares priced at the close of market on your start date. Authorization and issuance of this stock remains the prerogative of the Board of Directors. As a full-time employee you will be eligible to participate in the complete NMS Communications benefit package. A copy of the NMS Benefits Summary is enclosed with this letter. In addition, information on our severance and change in control policies are enclosed.

This offer of employment is contingent upon your agreement to our standard Employee Non-Compete and Confidentiality Agreement, a copy of which is enclosed with this letter. Please indicate your acceptance to both the employment offer and the Employee Non-Compete and Confidentiality Agreement by signing in the indicated space on the enclosed copies, returning one copy to Human Resources and retaining one copy for your files.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. You will need to complete the top section of the enclosed Form I-9 and bring it, together with the appropriate documents listed under Part 2, with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

Please make your written response of acceptance to this offer of employment by signing and dating this letter and returning it to Human Resources by close of business May 19, 2005. Please use the fax no. 508-271-1148. Our entire team warmly anticipates the strong contribution you can make to NMS Communications and welcomes your participation in building a large and successful company. If you have any questions, please call me at (508) 271-1392. Welcome to NMS Communications!

Most Sincerely,


Tina Robidoux
Director, Human Resources

Accepted: Paul J. Deeley, Jr.                        Date: May 19, 2005

Start Date: Week of June 20th 2005